EXHIBIT 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO ROLL 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

FIRST VIRTUAL COMMUNICATIONS

PARTNER

AGREEMENT

BETWEEN

Net One Systems

AND

FIRST VIRTUAL COMMUNICATIONS

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TABLE OF CONTENTS

1.	DEFINITION

2.	APPOINTMENT

3.	TERM

4.	ORDER; ACCEPTANCE; DELIVERY

5.	OBLIGATIONS OF PARTNER & FIRST VIRTUAL COMMUNICATIONS

6.	OBLIGATIONS FOR THE TERM

7.	PRICES AND COMMERCIAL CONDITIONS/TERMS

8.	LICENSE FOR TRADEMARKS, SERVICE MARKS AND TRADE NAMES

9.	WARRANTIES

10.	LIMITATION OF LIABILITIES

11.	INDEMNIFICATION

12.	CONFIDENTIALITY

13.	TERMINATION

14.	COMPLIANCE WITH APPLICABLE LAW

15.	MISCELLANEOUS

EXHIBITS:
A- PRODUCTS, SALES COMMITMENTS AND DISCOUNT LEVELS
B- TRADEMARK LICENSE AGREEMENT
C- END-USER SOFTWARE LICENSE AGREEMENT
D- PRODUCT WARRANTY
E- REQUIRED SUBLICENSE AGREEMENT PROVISIONS

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FIRST VIRTUAL COMMUNICATIONS  PARTNER AGREEMENT

This FIRST VIRTUAL COMMUNICATIONS Partner Agreement (this “Agreement”) is entered into as of April 1, 2002 (the “Effective Date”) by and between FIRST VIRTUAL COMMUNICATIONS, Inc. a Delaware corporation with a principal place of business at 3393 Octavius Drive, Suite 102, Santa Clara, CA 95054 (“FVC”) and Net One Systems (“ PARTNER”), a Japanese corporation with a principal place of business at Sphere Tower Tennoz, 2-8, Higashi Shinagawa 2-Chome, Shinagawa-Ku, Tokyo 140-8621, Japan.

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.0          DEFINITIONS.   The definitions listed below and elsewhere in this Agreement apply to both their singular and plural forms, as the context may require.

1.1          “Intellectual Property Rights” collectively means any and all copyrights, patents, patent registration rights, business processes, data rights, mask works, trademarks, trade names, service marks, service names, trade secrets, know-how, or other proprietary rights arising or enforceable under U.S. law, the laws of the Territory, or any other jurisdiction, or international treaty regime.

1.2          The “Products” shall mean those products, components and parts thereof offered for sale by FVC as listed in FVC’s then-current price list, which may be amended from time to time by FVC. The current list is set forth in Exhibit A, which is attached hereto.

1.3          The “Term” shall have the meaning set forth in Section 3.1 below.

1.4          “End-User Customer” shall mean a customer or second tier reseller of Partner.

1.5          The “Territory” shall mean the geographic area agreed in which the Partner is authorized to resell the Products and to promote the rich media web conferencing  market and FVC’s trademarks and service marks.  For purposes of this Agreement, the Territory shall be: Japan.

1.6          The “Software” shall mean the software programs, in object code form, included with the Products, as listed on Exhibit A, as amended from time to time.

2.0          APPOINTMENT.

2.1          Distribution Rights: Subject to Section 2.2 of the terms and conditions of this Agreement, FVC hereby appoints Partner, during the Term, as FVC’s exclusive distributor for the Products in the assigned Territory, and Partner hereby accepts such appointment. Partner shall have the non-transferable right to obtain products from FVC hereunder, and to market and distribute the Products to End-User Customers within the assigned Territory.

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                2.2          Reservation of Rights: FVC expressly reserves the right to distribute all Products in the assigned Territory through local or global original equipment manufacturers (an “OEM”) and through Tomen Cyber Systems such products as indicated in the Second Extension Agreement dated March 25, 2002 with regard to the transaction with Telecommunications Advancement Organization of Japan (“TAO”).

3.0          TERM.  This Agreement shall commence on the Effective Date, and shall continue for a twenty four  (24) month period  unless otherwise terminated earlier as provided in Section 13 (the “Term”).  Upon termination of the first year of the Term of this Agreement, the parties may re-evaluate the terms of this Agreement, in light of the relationship between the parties, and if the parties mutually agree to any changes to such terms and conditions, the parties shall execute a written amendment hereto.

4.0          ORDER; ACCEPTANCE; DELIVERY.

4.1          Partner shall purchase the Products from FVC by issuance of its written purchase order, signed by an authorized representative of Partner. FVC shall provide Partner, within ten (10) days of receipt of Partner’s purchase order, with a written acceptance or rejection of Partner’s purchase order. Absent written rejection from FVC within ten (10) days of receipt of a purchase order, the purchase order shall be deemed accepted. Only accepted purchase orders shall be binding; provided, however, that acceptance shall not be unreasonably withheld.  Partner may modify or cancel any unaccepted purchase order(s) without obligation to FVC by providing written notice of such modification or cancellation to FVC.  However, such cancellation or modification shall not relieve Partner of its obligation to comply with the Minimum Purchase Commitment (as defined in Section 6.1).

4.2          FVC reserves the right, at its sole discretion, from time to time to discontinue or change any Product, or design or specifications thereof, or enhance elements of this agreement, with thirty (30) days prior notification in writing to Partner.

4.3          It is expressly agreed that the terms and conditions of this Agreement supersede and replace any and all pre-printed or other terms and conditions contained in any purchase order, acceptance, confirmation or other document issued among the parties unless otherwise agreed to in writing on a date subsequent hereto.

4.4          All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in FVC’s standard shipping cartons, marked for shipment to Partner’s address set forth above or at such other address as the parties agree upon, and delivered to the carrier agent F.O.B. FVC’s shipping location, at which time risk of loss shall pass to Partner.  All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by Partner, will be paid by Partner.  Notwithstanding anything to the contrary in this Agreement, including, without limitation, the delivery and passing of risk, title to the Products only (the Software being licensed, not sold, to Partner) will pass to Partner only upon full payment to FVC therefore.  Until title in the Products has passed, Partner shall be in possession of the Products in a fiduciary capacity.  FVC reserves the right to repossess and resell any Products to which it has retained title, and FVC’s consent to Partner’s possession of the Products and any right Partner may have to possession of the Products shall in any event cease if any sum owed by Partner to FVC is not paid to FVC by the date when it is due, or if Partner is otherwise in breach of this Agreement

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4.5          Software License

(a)           Subject to the terms and conditions of this Agreement, FVC hereby grants to Partner a non-exclusive and non-transferable license, without the right to sublicense except to End-User Customers as expressly provided herein, in the assigned Territory during the Term to use the Software and related documentation provided by FVC solely for Partner’s internal use and solely in connection with the sale and promotion of the Products to End-User Customers. Partner shall not disclose, furnish, transfer or otherwise make available the Software or any portion thereof or related documentation provided by FVC in any form to any third party (other than to an End-User Customer) and shall not duplicate the Software or any part thereof or any such related documentation.

(b)           Notwithstanding anything to the contrary expressed or implied in this Agreement, Partner is authorized to market, distribute or sublicense the Software only in object code form and only to End-User Customers located in the Territory who prior to taking possession of the Software have executed a “Sublicense Agreement” as set forth below.   Each Sublicense Agreement must contain the required provisions set forth in Exhibit E attached hereto, as well as provisions which provide equivalent or greater protection of FVC’s Intellectual Property Rights and confidential information than those protections set forth in this Agreement. Partner shall maintain accurate records of all End-User Customers who have received copies of the Software and provide FVC with a copy of each executed Sublicense Agreement no later than thirty (30) days after its execution. Partner is responsible for ensuring that all End-User Customers abide by the Sublicense Agreement and shall promptly inform FVC of any breach thereof by any End-User Customer and assist FVC in enforcing its rights against any breaching End-User Customer.

(c)           Title to and ownership of and all Intellectual Property Rights in or related to the Software, related documentation provided by FVC and all partial or complete copies of such Software and related documentation permitted to be made hereunder or under Sublicense Agreements shall at all times remain with FVC (or its licensors). This Agreement and Sublicense Agreements shall not be construed as a sale of any rights in the Software, related documentation provided by FVC, any copies thereof or any part thereof. All references in this Agreement or Sublicense Agreements to sale, resale or purchase of the Products, or references of like effect, shall, with respect to the Software and related documentation provided by FVC, mean sublicenses of the Software and such related documentation to End User Customers who have entered into Sublicense Agreements pursuant to this Section.

(d)           Partner may not modify, translate, or otherwise generate any derivative works from the Products or Software.  Partner shall not, and Partner shall not permit third parties to, disassemble, decompile or otherwise reverse engineer the Products or Software or attempt to reveal the trade secrets, know-how, source code, or structure underlying the Products or Software.

(e)           FVC SHALL HAVE NO LIABILITY TO PARTNER OR ITS END-USER CUSTOMERS WITH RESPECT TO ANY CLAIM OF PATENT OR COPYRIGHT INFRINGEMENT WHICH (I) ARISES FROM THE COMBINATION OR UTILIZATION OF THE PRODUCT WITH ANY ITEM OF HARDWARE OR WITH ANY MACHINE, DEVICE, COMPUTER OR SOFTWARE NOT FURNISHED OR APPROVED BY FVC, OR (II) BASED UPON A PRODUCT WHICH HAS BEEN USED IN A MANNER FOR WHICH IT WAS NOT DESIGNED.

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5.0          OBLIGATIONS OF PARTNER AND FIRST VIRTUAL COMMUNICATIONS.

5.1          Partner shall use its best efforts to promote, market and distribute the Products in order to realize the maximum sales potential for the Products in the assigned Territory. Partner will not accept orders from outside the assigned Territory without the express written consent of FVC. Partner shall be solely responsible for all of its costs and expenses related to advertising, marketing, promoting, and distributing the Products, including all taxes associated with the marketing, distribution and delivery of the Products ordered hereunder, including but not limited to sales, use, stamp-duty, excise, value-added, withholding and similar taxes and all customs, duties or other governmental impositions (“Taxes”). Partner may also be eligible to receive marketing co-op funds, in accordance with the guidelines set forth in Exhibit F.

5.2          To the maximum extent allowed under applicable law, Partner shall not, during the Term, advertise, promote, market, sell or otherwise transfer (i) the Product outside the Territory, or (ii) any product or service which is competitive with the Product.  Partner may advertise, promote, market, sell or otherwise transfer a competitive product, if Partner obtains FVC’s prior written approval on a product-by-product basis.

5.3          FVC shall provide Partner with manuals for the Products free of charge via online access to the Internet.  Such access will be subject to password protection in order to restrict access and use of such manuals to Partner or its End-User Customers.

5.4          Upon execution of this Agreement and no later than on the first day of each calendar quarter thereafter, Partner shall provide to FVC a forecast of Partner’s anticipated quarterly requirement for Products for the next six (6) month period. Partner agrees to provide such forecasts in form and format as may be reasonably requested by FVC, including machine-readable form.

5.5          Partner agrees to provide first and second level support to End-User Customers and all End-User Customers’ questions shall be directed to and addressed by Partner.  Partner shall keep FVC informed as to problems encountered and resolutions proposed and shall communicate promptly to FVC any and all modifications, design changes or improvements to the Product suggested by any End User, or any employee or agent of Partner.  Partner further agrees that such information shall be deemed FVC’s Confidential Information as governed under this Agreement.  First and second level support is generally defined as support-related questions that can be answered by simply reading FVC product manuals, “read me” documents, Technical Support web page and/or by following logical debugging procedures.  Partner may request third level (more complex) support assistance from FVC’s technical service representatives by telephone and/or e-mail.  These representatives are available during FVC’s normal business hours (8:00 am - 8:00 PM PT) for reasonable consultation with respect to the use of the Products.  Only Partner’s personnel who have been specifically authorized by FVC will request such third level support assistance.

5.6          Partner agrees to send, at Partner’s sole expense, appropriate personnel to the Product technical and sales training offered by FVC, in order to develop such personnel’s ability to provide pre-sales support as well as first and second level post-sales support on FVC products to End-User Customers.

                5.7          If not already in place, Partner will establish access to Internet e-mail and the Worldwide Web to facilitate communications regarding technical and sales information and support.

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6.0          OBLIGATIONS FOR THE TERM.

Partner and FVC agree to fulfill the following obligations during the Term:

6.1          Minimum Purchase  Commitment.  Partner agrees to sell and support the complete line of FVC’s rich media web conferencing products and services.  Partner shall purchase from FVC a minimum purchase amount as set forth on Exhibit A (the “Minimum Purchase Commitment”).  If Partner fails to meet this Minimum Purchase Commitment, then FVC shall notify Partner, in writing, of such failure (a “Failure Notice”) and Partner shall have […***…] to purchase Products from FVC in order to meet such Minimum Purchase Commitment.  If Partner fails to meet such Minimum Purchase Commitment in such […***…] period then FVC shall have the right to renegotiation the terms and conditions of this Agreement. Partner  agrees that […***…] is made in accordance with […***…].

6.2          Partner shall purchase from FVC a sufficient level of Products in order to demonstrate, test, prototype and train staff.  Partner shall also develop and maintain sufficient knowledge of the industry, the Products, the Software, complementary product offerings, and competitive offerings (including specifications, features, and functions) so as to be able to demonstrate, differentiate and support the Products to End-User Customers.  Partner shall, at FVC’s request, take an active part in any of FVC’s sales programs and marketing campaigns.

6.3          Designated representatives of Partner and FVC shall meet on a monthly basis to discuss sales of FVC products, such discussions shall include Point of Sale (POS) information by region into which the sold items are delivered and installed.

7.0          PRICES AND COMMERCIAL CONDITIONS/TERMS.

7.1          The prices of the Products and accompanying Product support to Partner shall be subject to discount levels as outlined in Exhibit A off of FVC’s Recommended Selling Price List, which will be amended by FVC from time to time.

7.2          Full payment for the Products (including any freight, taxes or other applicable costs initially paid by FVC but to be borne by Partner) shall be made by Partner to FVC net […***…] from the date of FVC shipment of the Products.  All billing and payments shall be in

U.S. Dollars. Such payments may be made by a wire transfer to FVC’s bank account, at the following:

Bank Name:

Bank Address:

CA 95054Beneficiary Name:                               [...***...]

Account #:

ABA/Routing #:

[*] = CONFIDENTIAL TREATMENT REQUESTED

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7.3          Payment terms for Partner’s Sales Commitments for the […***…], shall be due and payable […***…] from the end date of each respective […***…]. Payment terms of installment payment shall be due net […***…] from the date of FVC shipment of the Products.

7.4          Late payments shall accrue interest from the date due until the date paid at a rate of […***…] percent […***…] per month or the maximum rate permitted by applicable law, whichever is less.

7.5          Prices for the Products are F.O.B. FVC’s designated facilities in the United States.  Prices are exclusive of all applicable Taxes.  Partner shall pay all Taxes associated with the sale and delivery of all Products, and any collection costs, penalties and interest, associated with the Taxes.

7.6          FVC shall be free to change the published list prices and discount schedules for any Products sold under this Agreement at any time. In the event that FVC increases its prices, all Products shipped after the effective date of a price increase shall be at the new higher price except that FVC shall honor all written Partner Purchase Orders received for Products prior to notice of the price increase at the prices in effect at the time the Purchase Order was received. In the event that FVC […***…] Products ordered.

7.7          Partner is free to determine its own price for the sale of the Products and license of the Software.  Although FVC may publish suggested price lists, they are suggestions only and are not binding in any way.  Partner’s sole compensation for its activities under this Agreement is derived from the difference between the prices paid by Partner for the Products and the price at which such Products are sold and licensed by Partner to End-Users Customers.

8.0          LICENSE FOR TRADEMARKS, SERVICE MARKS AND TRADE NAMES.

8.1          Trademark License.  Subject to this Agreement and the additional provisions in Exhibit B, FVC hereby grants to Partner a license to use and display the FVC trademarks, tradenames, service marks and service names listed in Exhibit B (collectively, the “Trademarks”) solely in connection with the marketing of the Products during the Term.  Partner shall also have the right to represent that it is an authorized distributor of the Products and to advertise such under the Trademarks.

8.2.         Ownership and Restrictions.  Partner acknowledges that FVC (or its licensor) is the owner of the Trademarks and all Intellectual Property Rights and goodwill associated therewith, and Partner agrees to do nothing inconsistent with such ownership.  The nature and quality of all Partner’s activities in connection with the Products, this Agreement and the Trademarks, shall be of the highest standards and quality and Partner shall do nothing to degrade the ownership, prestige, image, reputation and goodwill of FVC or the Trademarks.  Partner shall comply with FVC’s instructions with respect to the use of the Trademarks and the application of the Trademarks to any marketing materials.  FVC, at its discretion, may terminate this trademark license if at any time it determines that Partner is using the Trademarks in a manner that violates FVC’s then in effect trademark policy.  Partner may not remove any copyright, trademark or other notice of ownership of the Intellectual Property Rights associated with the Products which has been affixed by FVC.  Partner shall not adopt or attempt to register the Trademarks, or any

[*] = CONFIDENTIAL TREATMENT REQUESTED

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name, design or symbol confusingly similar thereto, including without limitation as part of, or in connection with Partner’s business, private, substitute or other name or any design, symbol, product, service, letterhead, business card or other means of identification.  Promptly following termination or expiration of this Agreement for any reason, Partner shall take all actions necessary to transfer and assign to FVC all rights, title and interest in and to the Trademarks and goodwill related thereto which Partner may have acquired as a result of this Agreement and shall promptly discontinue all uses of the Trademarks.  Partner shall cooperate with FVC if FVC (or its licensor) wishes to register the Trademarks in the Territory or in any other country, including without limitation execute appropriate documents and provide other reasonable assistance which FVC (or its licensor) may reasonably require to that end.

9.0          WARRANTIES.

9.1          FVC warrants, to Partner only, that the Products sold to Partner for distribution in the assigned Territory, as to hardware only, shall conform in all material respects to the published specifications and shall be free from material defects in design, material and workmanship for a period of one (1) year from shipment to End-User Customer (the “Warranty Period”).  FVC agrees to provide the warranty obligations with respect to the Software Products as set forth in and in accordance with FVC’s current End-User Sublicense Agreement, a sample of which is attached in Exhibit C.  In the event that any Product is found to be defective, FVC shall, at its sole discretion, either replace or repair the defective Product at its cost. Partner shall make no additional warranties on behalf of FVC.  FVC reserves the right to change its warranty policies at any time.  Partner acknowledges that the replacement Products provided by FVC may be fully operational refurbished units. Under no circumstances shall the warranties set forth in this Section 9 apply to any Product that has been sold outside the assigned Territory, customized or modified without FVC’s written consent, or damaged or misused

9.2          In the event any Product is found nonconforming during the Warranty Period, Partner shall notify FVC, in writing, of the serial numbers of such nonconforming Products and reason for nonconformance and shall request from FVC a return merchandise authorization (“RMA”) to return the nonconforming Product.  FVC shall issue such RMA promptly upon request.  Within ten (10) days after receipt of the written RMA number, Partner shall return to FVC the rejected Product in accordance with FVC’s shipping instructions, in its original shipping carton with the RMA number displayed on the outside of the carton.  FVC reserves the right to refuse to accept any rejected Product that does not bear an RMA number on the outside of the carton.  As promptly as possible, but no later than thirty (30) days after receipt by FVC of properly rejected Product, FVC shall, at its option and expense, either (i) repair or replace the nonconforming Product with a functional replacement, or (ii) refund to Partner the purchase price of such rejected Product.  FVC shall be liable for, and bear all costs associated with, the shipment, repair, replacement or refund of all nonconforming Products under this Section 9.2.  Partner hereby agrees that the remedy in this Section 9.2 shall be its sole recourse or remedy in the event of any Product nonconformity.  Warranty repairs or replacements shall not constitute an extension of the original Warranty Period.  Any repaired or replaced Product reshipped to Partner pursuant to this Section 9.2 shall not count toward the Minimum Purchase Commitment...

9.3          Partner will expressly indicate to their End-User Customers that they must look solely to Partner in connection with any problems, warranty claims, or other matters concerning the Product.

9.4          Partner Warranties.  Partner hereby represents, warrants and covenants the following on a continuing basis during the Term:

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(f)  Partner is and shall remain a Japanese corporation duly organized, validly existing and in good standing under the laws of Japan with all necessary corporate power and authority to conduct its business and duly qualified to transact business in each jurisdiction in the Territory and perform this Agreement to the full extent contemplated herein.  Furthermore, the individual executing this Agreement is an authorized representative of Partner with the power to bind Partner to this Agreement;

(g)  Except as set forth in Section 14.1, no consent, approval, license, permit, authorization, declaration, filing, registration, or similar formality of any kind is or shall be required to be made or obtained in the Territory by either party in order to lawfully implement this Agreement;

(h)  Neither the execution or implementation of this Agreement, nor any of the terms, conditions, warranties, liability or warranty limitations or exclusions in this Agreement, nor the performance by Partner of its obligations under this Agreement, does or will (i) contravene any provision of Partner’s organizational documents; or (ii) conflict with any agreement, understanding or obligation to which Partner is a party; or (iii) to the best of Partner’s knowledge, any applicable law or regulation in the Territory;

(i)  Partner is in good financial condition, solvent and able to pay its bills when due and shall retain the ability to order and pay for all Products Partner is obliged to purchase hereunder.  From time to time, on reasonable notice by FVC, Partner shall furnish financial reports as necessary to determine distributor’s financial condition;

(j)  Partner shall not make any statement, representation, or warranty or assume any obligation or liability regarding FVC or the Products which is not previously authorized in writing by FVC;

(k)  Partner shall perform and implement this Agreement and use the licenses granted to it by FVC under this Agreement only for lawful purposes and in accordance with applicable law and regulations and without violating any third party rights.

                9.5          ALL REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY FVC IN THIS AGREEMENT ARE MADE SOLELY TO PARTNER AND NOT TO ANY END-USER CUSTOMER OR OTHER THIRD PARTY.  THE FOREGOING WARRANTIES IN THIS SECTION 9 ARE THE ONLY WARRANTIES OFFERED BY FVC HEREUNDER. TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, FVC HEREBY DISCLAIMS ALL OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IF APPLICABLE LAW DOES NOT ALLOW ANY OF THE DISCLAIMERS OR LIABILITY LIMITATION SET FORTH IN THIS AGREEMENT, THEN SUCH DISCLAIMERS OR LIMITATIONS SHALL NOT APPLY.  WITHOUT LIMITING THE GENERALITY OF THE FORGOING, FVC DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATED TO ANY THIRD PARTY INTELLECTUAL PROPERTY, TECHNOLOGY OR INFORMATION EMBEDDED IN THE PRODUCTS OR USED OR PROVIDED IN CONNECTION WITH THIS AGREEMENT.  FVC SHALL HAVE NO LIABILITY TO ANY END-USER CUSTOMER FOR REPRESENTATIONS OR WARRANTIES MADE BY PARTNER TO SUCH END-USER CUSTOMER THAT ARE INCONSISTENT WITH OR IN EXCESS OF THE WARRANTY IN SECTION 9.1.

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10.0        LIMITATION OF LIABILITY.   IN NO EVENT SHALL FVC BE LIABLE TO PARTNER, AN END-USER CUSTOMER, OR ANY THIRD PARTY FROM ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION ANY LOSS OF PROFITS, REVENUES, SAVINGS, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF USE DAMAGES) ARISING FROM OR RELATED TO THE MANUFACTURE, SALE, OR SUPPLY OF THE PRODUCTS, EVEN IF FVC HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES OR LOSSES.  IN NO EVENT SHALL FVC’S CUMULATIVE LIABILITY EXCEED THE AMOUNT PAID BY PARTNER TO FVC UNDER THIS AGREEMENT.  PARTNER UNDERSTANDS AND AGREES THAT THE LIMITED WARRANTY, LIMITED REMEDIES AND LIMITED LIABILITY PROVISIONS OF THIS AGREEMENT ARE FUNDAMENTAL PARTS OF THE BASIS OF FVC’S BARGAIN HEREUNDER AND THAT FVC WOULD NOT ENTER INTO THIS AGREEMENT ON THESE TERMS IN THE ABSENCE OF SUCH PROVISIONS.

11.0        INDEMNIFICATION.

11.1        FVC agrees to indemnify and hold Partner harmless from and against any and all claims, actions, losses or damages, including reasonable attorney’s fees and costs arising from a third party claim alleging: (a) the infringement of a third party’s U.S. patent or copyright; (b) a breach by FVC of a warranty as set forth in Section 9.1 above; or (c) personal injury and product liability, which arise in whole or in part from the normal and intended use of a Product hereunder by a End-User Customer.  This indemnification obligation is conditioned upon the following: Partner agrees to promptly notify FVC in writing of any such claim and provide reasonable assistance at FVC’s expense in the defense or settlement thereof, and provided further that FVC shall have sole control of the defense and all related settlement negotiations with respect hereto. FVC shall not be responsible for indemnification for any settlement made without its written consent.

11.2        If a Product or any part thereof becomes, or in FVC’s opinion is likely to become, the subject of a claim of infringement of an intellectual property right of a third party, Partner shall permit FVC, at its sole option and expense, (i) to procure for Partner or its End-User Customers the right to continue using such Product, (ii) to replace or modify such Product so that it becomes non-infringing, or (iii) to grant Partner a refund for such product as depreciated in accordance with the straight line method of depreciation for three years.  The foregoing states FVC’s total liability and Partner’s sole and exclusive remedy for any and all claims Partner may have against FVC arising from or relating to such infringement.

11.3        Notwithstanding any limitations set forth in this Agreement, Partner shall indemnify and hold FVC harmless from and against all claims, liabilities, damages, losses and expenses, including reasonable attorney’s fees, which FVC may incur, arising from or relating to third party claims based on the conduct of Partner’s operations under this Agreement, including but not limited, to any breach by Partner of this Agreement.

                11.4        NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, FVC SHALL HAVE NO LIABILITY TO PARTNER OR ITS END-USER CUSTOMERS WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR ANY OTHER INTELLECTUAL PROPERTY RIGHT INFRINGEMENT WHICH (I) ARISES FROM THE COMBINATION OR

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UTILIZATION OF THE PRODUCT WITH ANY ITEM OF HARDWARE OR WITH ANY MACHINE, DEVICE, COMPUTER OR SOFTWARE NOT FURNISHED OR APPROVED BY FVC, (II) BASED UPON A PRODUCT WHICH HAS BEEN USED IN A MANNER FOR WHICH IT WAS NOT DESIGNED, OR (III) USE OF A SUPERSEDED OR ALTERED RELEASE OF A PRODUCT IF SUCH INFRINGEMENT WOULD HAVE BEEN AVOIDED BY THE USE OF CURRENT UNALTERED RELEASES OF THE PRODUCT THAT FVC PROVIDES TO PARTNER OR ITS END-USER CUSTOMERS.

12.0        CONFIDENTIALITY.

12.1        It is expected that the parties will disclose to each other certain confidential information (“Confidential Information”) and each party recognizes the value and importance of the protection of the other’s Confidential Information.  All Confidential Information of one party (the “Disclosing Party”)  disclosed to the other party (“Recipient”) shall remain the sole property of the Disclosing Party (or its licensors), which shall own all rights, title, interest and Intellectual Property Right therein.  Only information which is identified as confidential pursuant to the next paragraph shall be deemed Confidential Information hereunder.  The pricing and other terms of this Agreement shall be FVC’s Confidential Information.

12.2        A Disclosing Party may designate information as confidential by: (a) stamping written information or other physical media as “Confidential” prior to disclosure; (b) indicating in the visual display of a program that the program is confidential; (c) identifying oral information as confidential at the time of disclosure to Recipient, or (d) notifying the Recipient in writing prior to disclosure that certain specifically identified types of information are considered to be confidential.

12.3        Except as expressly allowed in this Agreement, both parties agree not to duplicate in any manner the other’s Confidential Information or to disclose it to any third party or to any of their employees not having a need to know same to implement this Agreement.  Each Recipient agrees to keep Disclosing Party’s Confidential Information in a safe and secure place; protect it from unauthorized use or disclosure, and monitor access to it.  Recipient shall use the other’s Confidential Information solely for the implementation of this Agreement and for no other purpose, whether for Recipient’s own benefit or the benefit of any third party.  Each party shall immediately notify the other upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other party.

12.4        Each party’s obligations under this Agreement with respect to any portion of the other party’s Confidential Information shall terminate or not apply when Recipient can prove that it: (i) is or subsequently becomes publicly available or known to Recipient without breach of any obligation owed to the Disclosing Party; (ii) became known to the Recipient prior to the Disclosing Party’s disclosure of such information to the Recipient; (iii) is used by the Recipient to the limited extent necessary to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement; or (iv) was communicated in response to a valid order by a court or other governmental body, by subpoena, law or other such rules, or was necessary to establish the rights or obligations of either party under this Agreement and such disclosure complies with the requirements set forth below

                12.5        If the Recipient or any of the Recipient’s representatives is required to disclose any of the Disclosing Party’s Confidential Information pursuant to Section 12.3, the Recipient will, as soon as reasonably practicable, provide the Disclosing Party with written notice of the applicable

VI - Effective July 2001	PARTNER AGREEMENT

subpoena, law, or rule so that the Disclosing Party may seek a protective order or other appropriate remedy.  The Recipient and its representatives will cooperate fully with the Disclosing Party to obtain any such protective order or other remedy.  If the Disclosing Party elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information, and if the Recipient furnishes the Disclosing Party with a written opinion of reputable legal counsel confirming that the disclosure of Confidential Information is required pursuant to applicable subpoena, law or rule, then the Recipient may disclose such Confidential Information to the extent required; provided, however, that the Recipient and its representatives will use commercially reasonable efforts to ensure that such Confidential Information is treated confidentially by each person or entity to whom it is disclosed.

12.6        Confidential Information shall not be reproduced or used in any form or for any purpose except as required to implement this Agreement.  Any reproduction of any Confidential Information of the Disclosing Party by Recipient shall remain the property of the Disclosing Party and shall contain any and all confidential or proprietary notices or legends which appear on the original.

13.0        TERMINATION.

13.1        This Agreement may be terminated by FVC or by Partner upon thirty (30) days written notice to the other party in the event that the other party materially breaches the terms and conditions hereof and fails to cure said breach within the notice period provided herein; except that a party may terminate this Agreement immediately, upon written notice for a breach of Section 4.5, 4.6, 9.4, 12, 14 or 15.6.  Termination of this Agreement shall not affect the rights and obligations, including payment or delivery obligations under any outstanding purchase orders, of the parties accruing prior thereto.

13.2        If FVC or Partner shall become bankrupt or insolvent, or if a petition of bankruptcy is filed against either party, or if a receiver is appointed for either party, or if the ownership or control of either party is materially changed, the other party shall have the right to terminate this Agreement immediately upon written notice to such other party.

13.3        Any termination of this Agreement by FVC or Partner under this Section 13 herein shall not constitute an election of remedies by the terminating party and the terminating party shall, in addition, have all other remedies provided at law.

13.4        Upon termination of this Agreement for any reason or upon expiration hereof, each party shall promptly return to the other party all Confidential Information, as defined in Section 12 herein, provided during the Term.  Any outstanding payment obligation and Sections 1, 4.5(b), 4.5(c), 4.5(d), 4.5(e), 9.6, 10, 11, 12, 13.4, 14, and 15 shall survive any termination or expiration of this Agreement. Licenses to End-User Customers shall also survive.

14.0        COMPLIANCE WITH APPLICABLE LAW.

                14.1        Partner warrants, represents and covenants to FVC, for the duration of the Term, that it will comply with all applicable laws and regulations in the implementation of this Agreement, including (i) obtaining any and all approvals, registrations, licenses, certifications, permits, or other clearances required prior to the development, marketing, sale, licensing or any other transfer or use of any Product, and otherwise taking all necessary actions so that all

VI - Effective July 2001	PARTNER AGREEMENT

Products fully satisfy industry or any country specific standards, which are applicable to any Product; and (ii) otherwise complying with any and all applicable national, federal, regional, state, or local law, statute, ordinance, rule, environmental, communications or other regulation, judgment, decree, requirement, order, procedure, or public policy of any legislative, judicial, administrative, governmental, or regulatory body, agency, or authority of any kind, in any and all jurisdictions in the Territory.  Without limiting the generality of the foregoing:

14.2        Government Approval and Registration.  Partner shall take all necessary steps to gain official government and industry acceptances required in connection with this Agreement and the use, manufacture and sale of the Products.  If any approval or registration of this Agreement (the “Required Registrations”), shall be required, either initially or at any time during the Term, in order to give this Agreement legal effect in the Territory or otherwise fully effectuate this Agreement in accordance with its intended purpose, Partner agrees, at its sole expense, to take whatever steps may be necessary to secure such Required Registration, immediately and prior to commencing any activities which are subject to such approval or registration.

14.3        Export Controls.  Partner shall not, directly or indirectly, export or re-export, or knowingly permit the export or re-export of the Products or any component thereof, or any other items, to any country for which the United States Export Administration Act or any regulation thereunder, or any other similar United States law or regulation, including without limitation the United States Arms Export Control Act, requires an export license or other United States governmental approval, unless the appropriate export license or approval has first been obtained.

14.4        Corrupt Practices.  Partner shall not, directly or indirectly, make, offer or agree to make or offer on behalf of FVC, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function or government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act.

14.5        Boycott.  Partner shall not, directly or indirectly, take any action that would cause FVC to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder.

15.0        MISCELLANEOUS.

15.1        Governing Law.  This Agreement shall be governed, construed and enforced solely and exclusively in accordance with the laws of the State of California, USA, without regards to its conflict of laws principles.  The parties agree that the United Nations Convention on Contracts for the Sale of International Goods shall not apply to this Agreement.

                15.2        Arbitration.  In the event there is a dispute between the parties arising out of or otherwise relating to this Agreement, the parties agree to promptly meet in good faith to try to resolve such dispute, and to escalate the dispute to senior management of each party for resolution.  Any and all such disputes that cannot be so resolved by the parties within ten (10) days following such meeting, shall be settled solely and exclusively by arbitration in Santa Clara,

VI - Effective July 2001	PARTNER AGREEMENT

California, USA pursuant to the commercial rules then in effect of the International Chamber of Commerce.  The merits of the dispute shall be resolved in accordance with the laws of the State of California, USA.  The arbitration shall be conducted by an arbitration panel consisting of three (3) arbitrators, each of whom shall be knowledgeable in the subject matter hereof.  Each party shall select one (1) of the arbitrators, and the two (2) selected arbitrators shall select the third arbitrator.  The arbitration shall be conducted in the English language, and all documents shall be submitted in English or be accompanied by an English translation.  The arbitrators will provide a written explanation to the parties of any arbitration award.  Any decision rendered by the arbitration panel shall be binding, final and conclusive upon the parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered or the location of such party’s assets, and the parties hereby irrevocably waive any objection to the jurisdiction of such courts based on any ground, including without limitation, improper venue or forum non-conveniens.  The parties and the arbitration panel shall be bound to maintain the confidentiality of this Agreement, the dispute and any award, except to the extent necessary to enforce any such award.  The prevailing party, if a party is so designated in the arbitration award, shall be entitled to recover from the other party its costs and fees, including attorneys’ fees, associated with such arbitration.  Except where clearly prevented by the subject matter of the dispute, both parties shall continue performing their respective obligations under this Agreement while this dispute is being resolved.

Notwithstanding the foregoing, nothing contained in this Agreement shall prevent a party from seeking injunctive or other equitable relief from any court of competent jurisdiction to protect such party’s rights under this Agreement, regardless of whether arbitration or other legal proceedings have commenced.

15.3        Rights.  The waiver of any right accruing to any party hereunder by failure of that party to exercise that right in a given instance, or delay in exercising that right, shall not be deemed a waiver of said right in future instances of a similar nature.

15.4        Notice.  With the exception of notification of termination or non-renewal pursuant to Section 14 herein, which shall be made by registered air mail, return receipt requested or other method which provides for proof of receipt, all notices, requests or other communications which are necessary or desirable in connection with this Agreement shall be acceptable if delivered in person or by facsimile, telex or other telegraphic means addressed to the receiving party, at its address appearing on the first page herein. Delivery shall be deemed effective when the communication is received by the party to whom it is addressed.

15.5        Amendments.  No modification, termination, extension, renewal or waiver of any provisions of this Agreement shall be binding upon any party unless made in writing and signed by an authorized officer or representative of each of the parties.

15.6        Independent Contractor.  No party shall, for any purpose, be deemed to be an agent of the other party and the relationship among the parties shall only be that of independent contractors.  No agency, employment, partnership, franchise, or other relationship is created hereunder.  Except as expressly provided in this Agreement, no party shall have any right or authority to assume or create any obligations or to make representations or warranties on behalf of the other party in any respect whatsoever.

15.7        Force Majeure.  No party shall be liable to any other party for failure or delay in the performance of any of its obligations under this Agreement for the period and to the extent that such

VI - Effective July 2001	PARTNER AGREEMENT

failure or delay is caused by riots, curtailments, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, acts of God, storms, fires, strikes, explosions or other similar or different contingencies beyond the reasonable control of the respective party.

15.8        Non-assignability.  Partner shall have no right to transfer or assign any rights or obligations hereunder without the written consent of FVC, such consent not to be unreasonably withheld or delayed.  FVC may freely assign this Agreement provided that any such assignee agrees in writing to be bound by the terms of this Agreement.  Any assignment or transfer in violation of this Section 14.8 is null and void.

15.9        Publicity.  Partner will not publish or otherwise disseminate any news release or other marketing material that references FVC without the FVC’s prior written consent, which consent will not be unreasonably withheld or delayed.

15.10      Attorneys’ Fees.  In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees following a final judgment or arbitration award.

15.11      Agreement in English.  The parties acknowledge that this Agreement is drafted and executed in, and shall be solely governed by the English language, which shall control, in all respects, the construction and interpretation of this Agreement.

15.12      Severability.  If one or more provisions in this Agreement are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (i) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected; (ii) the effect of such ruling shall be limited to the body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties’ intent as manifested herein; and (iv) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this Agreement, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.  WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION AND TO BE ENFORCED AS SUCH.  FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN EFFECT

15.13      Entire Agreement. This Agreement and Exhibits A, B, C, D, E, and F hereto completely and exclusively states the agreement of the parties regarding its subject matter.  It supersedes, and its terms govern, all prior or contemporaneous understandings, agreements, or other communications between the parties, oral or written, regarding such subject matter.

VI - Effective July 2001	PARTNER AGREEMENT

WITNESS HEREOF, the Parties hereto have executed this Agreement as of the Effective Date hereof by a duly authorized representative.

NET ONE SYSTEMS		FIRST VIRTUAL COMMUNICATIONS, Inc.
(Partner)

By:	/s/ KAZUO SATO	By:	/s/ TIM A. ROGERS

Name:	Kazuo Sato	Name:	Tim A. Rogers

Title:	President, CEO	Title:	CFO
(Print)		(Print)

Date:	April 17, 2002	Date:

VI - Effective July 2001	PARTNER AGREEMENT

EXHIBIT A

SALES COMMITMENT AND DISCOUNTS

Minimum Purchase  Commitment:

[…***…]

In addition to the Minimum Purchase Commitments, listed above, partner will use commercially reasonable efforts to meet the following purchase targets:

[…***…]

DISCOUNT LEVELS

FVC offers the following product discounts from its published Book Price at the time of order.  From time to time, FVC reserves the right to add new products to this Discount Schedule or to adjust prices relative to market conditions and dynamics.

Product Volume Discount

[…***…]

[…***…]

[…***…] shall mean FVC products […***…] for the […***…].

[…***…] FVC will provide […***…] to be in effect until […***…].

SUPPORT PRICES

During the Term, […***…], beginning on the […***…] of the […***…].  […***…], beginning on the […***…] of the

[…***…].  […***…], beginning on the […***…] of the […***…].

[*] = CONFIDENTIAL TREATMENT REQUESTED

VI - Effective July 2001	PARTNER AGREEMENT

EXHIBIT B

LICENSE FOR TRADEMARKS, SERVICE MARKS AND TRADE NAMES

1.       Partner may use the Trademarks listed in Section 4 below, as may be supplemented from time to time by FVC. . Partner agrees to submit to FVC any published material not previously reviewed by FVC containing references to the Products for FVC’s approval prior to the publication or release of such published material. Such approval shall not be unreasonably withheld. Partner shall not challenge FVC’s rights to use the Trademarks that FVC may apply to or use in connection with the Products. If Partner in the course of its business in the resale of the Products acquires any goodwill or reputation in any of the Trademarks of FVC applied thereto, then at the expiration or termination of this Agreement all such goodwill or reputation automatically shall vest in FVC without any separate payment or other consideration of any kind to Partner, and Partner agrees to take all such actions necessary to effect such vesting.

2.       FVC shall have the sole ability and responsibility to register the Trademarks in assigned Territory. However, Partner shall, at the request and expense of FVC, do such acts or things as FVC may reasonably require for the purpose of FVC’s obtaining, maintaining, enforcing and preserving any of the Trademarks or other proprietary rights of FVC in the assigned Territory, provided, however, that Partner agrees that only FVC has the right to enjoin any infringement or registration by a third party of the Trademarks or similar rights. In the event that any unlawful copying of the Products, infringement of FVC’s rights in the Products, or infringement or registration by a third party of the Trademarks or other property rights of FVC in the assigned Territory comes to the attention of Partner, Partner shall immediately inform FVC in writing, stating the full facts of the infringement or registration known to it, including the identity of the suspected infringer or registrant, the place of the asserted infringement or registration and evidence thereof. Partner agrees to reasonably cooperate with FVC, at the expense of FVC, if FVC sues to enjoin such infringements or to oppose or invalidate any such registration.

3.       In order to comply with FVC’s quality control standards, Partner shall (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord FVC the right to inspect during normal business hours, without prior advance notice, Partner’s facilities used in connection with efforts to sell the Products in order to confirm that Partner’s use of such Trademarks is in compliance with this provision; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products.

VI - Effective July 2001	PARTNER AGREEMENT

4.      Trademarks, Service Marks and Trade Names:

FVC

Click To Meet

CUseeMe

Access NGI

I-Caster

I-Meter

I-Studio

I-Recorder

I-Relay

V-Cache

V-Conference

V-Switch

V-NIC

VC-NIC

V-Caster

V-Gate

V-Gate323

Video Access Node

(VaN)

MOS

VI - Effective July 2001	PARTNER AGREEMENT

EXHIBIT C

END-USER SOFTWARE LICENSE AGREEMENT

FIRST VIRTUAL COMMUNICATIONS

SOFTWARE LICENSE AGREEMENT

First Virtual Communication Inc. (“FVC”) is providing you a license to the associated Software (the “Software”) and related printed or electronic materials (the “Documentation”) subject to the terms of this Software License Agreement (the “Agreement”).

IMPORTANT – PLEASE READ CAREFULLY

THIS IS A LEGAL AGREEMENT BETWEEN YOU AND FVC FOR THE SOFTWARE, WHICH INCLUDES COMPUTER SOFTWARE AND RELATED DOCUMENTATION.  BY CLICKING ON THE “I AGREE” BUTTON BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE FOLLOWING TERMS AND AGREE TO BE BOUND BY THEM.  IF YOU DO NOT AGREE TO THESE TERMS, FVC IS UNWILLING TO GRANT YOU THIS LICENSE AND YOU SHOULD CLICK ON THE “I DO NOT AGREE” BUTTON, IN WHICH CASE: (1) IF YOU RECEIVED THIS SOFTWARE ON MAGNETIC MEDIA OR CD-ROM, PROMPTLY RETURN THE UNUSED SOFTWARE TO THE PLACE FROM WHICH YOU OBTAINED IT; OR (2) IF YOU RECEIVED THIS SOFTWARE VIA DOWNLOAD FROM AN INTERNET WEB SITE, THEN YOU MUST DELETE ALL OF THE DOWNLOADED FILES AND YOU MAY OBTAIN A REFUND IN ACCORDANCE WITH THE REFUND POLICY OF SUCH INTERNET WEB SITE.

3.LICENSE

The Software and Documentation are licensed, not sold, to you.  You have a nonexclusive and nontransferable license to install and use the associated Software and Documentation.  This Software can only be used on the number of computers for which you have obtained a license from FVC.  You may physically transfer the Software from one computer to another provided that the Software is used on no more than one computer at a time.  You agree that the Software and Documentation belong to FVC.  You agree to keep confidential and use your best efforts to prevent and protect the contents of the Software and Documentation from unauthorized disclosure or use.  FVC reserves all rights, title and interest to the Software and Documentation not expressly granted to you under this Agreement.

4.SCOPE OF LICENSE

The Software is licensed solely for your personal use or the internal business use of your business entity.  This license gives you the right to install and use one (1) copy of the Software solely in combination with a single computer (the “Computer”).  The Computer must be owned by you or your business entity, or provided to you under a third party agreement.  Each separate person or business entity is required to obtain a separate license from FVC for each Computer upon which the Software will be utilized.  If the Software is installed on a network server or other system that allows shared access to the Software, you agree to limit use of the Software to the number of individuals for which you have acquired a license from FVC.  In addition, you agree to provide technical or procedural methods to prevent use of the Software by individuals not specifically licensed to use the Software pursuant to this Agreement.  You shall not use any software or hardware, including, but not limited to “multiplexing” or “pooling” software or hardware, to reduce the number of direct connections to the Software from clients, workstations or computers.  FVC is not required to provide any maintenance or support services with respect to the Software under this Agreement. You may make one (1) copy of the Software for backup purposes if FVC’s copyright notice is included.

5.RESTRICTIONS

You are not permitted, nor can you allow any third party, to modify, translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restrictions) or create derivative works based on the Software or Documentation, or any portion thereof.  You are not permitted, nor can you

VI - Effective July 2001	PARTNER AGREEMENT

allow any third party, to copy the Software or Documentation except as specifically provided by this Agreement.  The Software is licensed as a single product.  You are not permitted, nor can you allow any third party, to separate the Software’s component parts for use on more than one (1) computer.  You are not permitted to sell, rent, lease, lend or otherwise transfer the Software or Documentation on a permanent or temporary basis.  You are not permitted, nor can you allow any third party to remove any proprietary notices, labels or trademarks on the Software or Documentation.  You are not permitted, nor can you allow any third party, to use FVC’s or FVC’s suppliers’ name, logos, or trademarks in any manner including, without limitation, in your advertising or marketing materials, except to the minimum extent necessary to affix the appropriate copyright or other proprietary notices as required herein. You may not sublicense the Software, or assign, delegate or otherwise transfer this license or any of the related rights or obligations for any reason.  Any attempt to make any such sublicense, assignment, delegation or other transfer by you shall be void.

6.UPGRADES

If this version of the Software is an upgrade from another version or other product, this upgrade License supersedes and replaces any previous License.  You may use the Software only in conjunction with the upgraded product, unless you destroy the upgraded product.

7.OWNERSHIP & COPYRIGHT

All title, ownership rights, and intellectual property rights in and to the Software and Documentation and any copies thereof are vested in and shall remain in FVC and/or its suppliers.  You agree that you neither own nor hereby acquire any claim or right of ownership to the Software and Documentation or to any related patents, copyrights, trademarks or other intellectual property.  You own only the magnetic or other physical media on which the Software and related Documentation are recorded or fixed.  This license is not on sale of the original or any subsequent copy.  The Software and the Documentation is protected by the copyright laws and other intellectual property laws of the United States and international treaties.  You may not copy any Documentation.  You may not copy the Software (or this license) except to provide the permitted backup copy and to load the Software into the computer as part of executing the Software.  ANY AND ALL OTHER COPIES OF THIS SOFTWARE AND ANY COPY OF THE DOCUMENTATION MADE BY YOU ARE IN VIOLATION OF THIS LICENSE.

8.TERM AND TERMINATION

The license is effective until terminated.  You may terminate this license at any time by destroying the Software and Documentation and the permitted backup copy.  This license automatically terminates if you fail to comply with its terms and conditions. You agree that, upon such termination, you will destroy (or permanently erase) all copies of the Software and Documentation.  You also agree that, upon termination, you will return the original Software and Documentation to FVC, together with any other material you have received from FVC in connection with the Software.

9.LIMITED WARRANTY

If the Software is provided on magnetic media or CD-ROM, FVC warrants such media to be free from defects in materials and workmanship under normal use for ninety (90) days from date that you obtain the Software.  EXCEPT FOR THIS LIMITED WARRANTY, THE SOFTWARE AND THE DOCUMENTATION ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Some jurisdictions do not allow the exclusion of implied warranties, so the above exclusion may not apply to you.  This warranty gives you specific legal rights and you may also have other rights, which vary, from jurisdiction to jurisdiction.

VI - Effective July 2001	PARTNER AGREEMENT

10.LIMITATION OF LIABILITY AND REMEDIES

TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW: (I) FVC’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY IN CONNECTION WITH THE SOFTWARE AND THE DOCUMENTATION SHALL BE THAT YOU ARE ENTITLED TO RETURN THE DEFECTIVE MEDIA CONTAINING THE SOFTWARE TOGETHER WITH THE DOCUMENTATION TO THE MERCHANT.  AT THE OPTION OF THE MERCHANT, YOU MAY RECEIVE REPLACEMENT MEDIA CONTAINING THE SOFTWARE AND DOCUMENTATION THAT CONFORMS WITH THE LIMITED WARRANTY OR A REFUND OF THE AMOUNT PAID BY YOU; AND, (II)  IN NO EVENT WILL FVC BE LIABLE FOR ANY INDIRECT DAMAGES OR OTHER RELIEF ARISING OUT OF YOUR USE OR INABILITY TO USE THE SOFTWARE INCLUDING, BY WAY OF ILLUSTRATION AND NOT LIMITATION, LOST PROFITS, LOST BUSINESS OR LOST OPPORTUNITY, OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF SUCH USE OR INABILITY TO USE THE SOFTWARE, EVEN FVC OR AN AUTHORIZED FVC DEALER, DISTRIBUTOR OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY; AND, (III) FVC’S CUMULATIVE LIABILITY UNDER THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED THE AMOUNT YOU PAID FOR THE SOFTWARE AND DOCUMENTATION.

Some jurisdictions do not allow the exclusion or limitations of incidental or consequential damages so the above limitation or exclusion may not apply to you.

GENERAL.

This Agreement represents the complete and final agreement concerning the license granted hereunder and replaces any and all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. This Agreement  may be amended only by a writing executed by both parties. THE ACCEPTANCE OF ANY PURCHASE ORDER PLACED BY YOU IS EXPRESSLY MADE CONDITIONAL ON YOUR ASSENT TO THE TERMS SET FORTH HEREIN, AND NOT THOSE IN YOUR PURCHASE ORDER.  If any provision of this Agreement is held to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the remainder of this Agreement shall nonetheless remain in full force and effect.  This Agreement shall be construed, governed, and enforced solely and exclusively by the law of the State of California, USA, excluding conflict of law provisions.  The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. You hereby agree that the courts located in the State of California, USA, will constitute the sole and exclusive forum for the resolution of any and all disputes arising out of or in connection with this Agreement and you hereby irrevocably consent to the personal jurisdiction and venue of such courts and irrevocably waive any objections thereto.  You may not assign this Agreement to any third party without first obtaining the express written consent of FVC and any assignment by you without such consent shall be null and void. FVC may freely assign this Agreement to any third party.

VI - Effective July 2001	PARTNER AGREEMENT

EXPORT CONTROLS.

The Software and related technology may not be downloaded or otherwise exported or re-exported (i) into (or to a national or resident of) Cuba, Iraq, Libya, North Korea, Iran, Sudan, or any other country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.  By installing or using the Software, you are agreeing to the foregoing and you are representing and warranting that you are not located in, under the control of, or a national or resident of any such country or on any such list.  In addition, you agree to comply with any other applicable U.S. export control laws and any local laws in your jurisdiction that may impact your right to import, export, or use the Software.  By installing or using the Software, you are also representing and warranting that you will not use, or permit or authorize others to use, the Software in connection with the design, development, production, stockpiling or use of any chemical or biological weapons.  You agree to defend, indemnify and hold FVC harmless from any claims arising out of or relating to your violation of any such export control laws.

U.S. GOVERNMENT RESTRICTED RIGHTS LEGEND

The Software is a “commercial item” as that term is defined at 48 C.F.R. 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212.  Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4, all U.S. Government end users acquire the Software with only those rights set forth therein

[I AGREE]                             [I DO NOT AGREE]

VI - Effective July 2001	PARTNER AGREEMENT

EXHIBIT D

PRODUCT WARRANTY

FVC warrants that FVC hardware Products conform to the published product specifications and shall be free from material defects in design, material and workmanship for a period of one (1) year from date of shipment to End-user Customer. FVC agrees to provide the warranty obligations with respect to the software Products set forth in and in accordance with FVC’s current End-User License Agreement In the event that any Product is found to be defective, FVC shall, at its sole discretion, either replace or repair the defective Product at its cost. No FVC Reseller shall make additional warranties on behalf of FVC.  FVC reserves the right to change its warranty policies at any time.

Under no circumstances shall the warranties set forth above apply to any Product which has been sold outside the terms of the Reseller’s agreement, customized or modified without FVC’s consent, damaged or misused. Notwithstanding any limitations set forth in this Agreement, FVC shall not be held responsible for any incidental, consequential or special damage which may result from a defective part except for the repair or replacement of such part.

Reseller will pass through to End-User Customers the warranties made by FVC under this Section BUT will expressly indicate to End-User Customers that they must look solely to Reseller in connection with any problems, warranty claims, or other matters concerning the Product.

THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). IN NO EVENT SHALL FVC BE LIABLE TO RESELLER, END USER CUSTOMER, OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS, EVEN IF FVC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES

VI - Effective July 2001	PARTNER AGREEMENT

EXHIBIT E

REQUIRED SUBLICENSE AGREEMENT PROVISIONS

End-User Customer Sublicense Agreements:  Each Sublicense Agreement shall at a minimum include the provisions set forth below and shall include no term which derogates from or is inconsistent therewith.  FVC will be referred to as Partner’s supplier in the Sublicense Agreements.

1.       The Software is only licensed to End-User Customer for End-User Customer’s internal, non-transferable and non-exclusive use (without the right to sublicense) at the facilities of End-User Customer in the Territory and only on those computers owned or leased and used, by End-User Customer;

2.       No right, title or interest to the Software, or any Intellectual Property Rights therein or the media on which it is provided, is transferred to End-User Customer;

3.       End-User Customer shall not copy the Software except for up to two (2) copies for back-up or archival purposes and only as necessary to use the Software on the designated computer and all such backup copies shall contain all copyright and other proprietary notices or legends of FVC that are on the Software as delivered to the End-User Customer.  No copies of the applicable Documentation may be made by the End-User Customer;

4.       End-User Customer agrees not to modify, translate, generate derivative works from, or reverse assemble, decompile, or otherwise attempt to derive source code of the Software;

5.       The Software is subject to FVC’s copyright.  FVC owns all Intellectual Property Rights in and to the Software.  Software programs, although copyrighted, are unpublished and contain proprietary and confidential information of FVC and are considered by FVC to be trade secrets, and the End-User Customer agrees to hold the Software in confidence.  End-User Customer agrees to take all reasonable precautions to safeguard the confidentiality of such Software.  The End-User Customer further agrees not to use the Software, except for its own internal business needs.  End-User Customer shall not use the Software to develop any software or product which competes with the Software;

6.       The End-User Customer’s rights with respect to the Software programs may be terminated should the End-User Customer breach any term of the Sublicense Agreement and fail to cure such breach within thirty (30) days after written notice;

7.       Upon any termination or expiration of the Reseller Agreement between FVC and Partner, the Sublicense Agreement shall automatically be assigned to FVC or its designee for the remaining duration of the Sublicense Agreement.  Upon the termination of the Sublicense Agreement, the End-User Customer shall return all Software and Documentation to Partner; and

8.       FVC IS AN EXPRESSLY INTENDED THIRD PARTY BENEFICIARY OF THE SUBLICENSE AGREEMENT AND SHALL HAVE THE RIGHT TO ENFORCE IT DIRECTLY AGAINST THE END-USER CUSTOMER.

VI - Effective July 2001	PARTNER AGREEMENT